Exhibit 99.1

Media Contact:

Kristin Treat

HouseValues Inc.

Public Relations Manager

425.952.6691 direct

kristint@housevalues.com

FOR IMMEDIATE RELEASE

New HomePages Service Combines Aerial Maps, In-Depth Neighborhood

Information, and Nationwide Home Listings in One Free Web Site

First National Real Estate Site to Provide a Complete Picture of the Neighborhood with Detailed

Information on Homes For Sale, Recently Sold Homes, and Local Services and Businesses

KIRKLAND, Wash. – Oct. 11, 2005 – HomePages™, the first national home buying and selling service to combine aerial maps, in-depth neighborhood information, and nationwide home listings in one integrated Web site, launched today at www.homepages.com. Free to consumers, HomePages puts aerial mapping technology to practical use by combining aerial views of neighborhoods, homes for sale, and recently sold homes with millions of data points on local communities.

HomePages enables consumers to identify the neighborhood that best meets their lifestyle, find the homes that are right for them, and view those homes relative to local services, including schools, restaurants and cafes, libraries, movie theaters, health care services, and more. HomePages helps consumers visualize the entire neighborhood so they can make the best decision when buying or selling a home.

“HomePages is the first site to combine dynamic aerial mapping with comprehensive home listings and other local information on a nationwide basis,” said Greg Sterling, program director with The Kelsey Group, a leading provider of strategic research and analysis. “It represents a next generation product that more fully realizes the potential of mapping and local search in a single consumer destination.”

Visualizing the Neighborhood Makes Home Searches Easy and Efficient

HomePages provides consumers with a complete visual picture of homes and neighborhoods with more than 500,000 square miles of high-resolution imagery covering 92 percent of the nation’s metropolitan areas. Unique features such as real-time pan and zoom capabilities, the ability to save favorite homes and points of interest, and the “Send to a Friend” feature make it easy to navigate and share favorites with others.

To find their ideal home, HomePages provides consumers with free access to nationwide home listings and provides the most comprehensive picture of the home

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and immediate surroundings available anywhere. Listings are updated twice daily in many markets, and consumers can choose to receive instant email updates whenever new homes hit the market, see recently sold homes in their neighborhood, and even find the value of their current home. HomePages also enables consumers to find rates on mortgages, get moving quotes, check credit scores, and receive tips on how to buy or sell a home.

“HomePages.com is the first national home buying and selling site to bring together neighborhood information, nationwide home listings, and aerial maps to create one highly visual real estate experience,” said Ian Morris, CEO of HouseValues, the company that developed HomePages.

Morris added that HomePages combines aerial maps with nationwide home listings and recently sold home data, detailed school information, and millions of data points on local services and businesses to help consumers visualize every aspect of their homes and surrounding communities.

Research Shows the Neighborhood is More Important than the House

According to Kelton Research, three out of four Americans (72 percent) believe that the neighborhood is more important than the house itself, and 73 percent would even give up their dream home to live in their ideal neighborhood. Additionally, 92 percent stated that being able to search for and compare homes and neighborhoods on the same site would save them a lot of time.

HomePages includes thousands of data points for each neighborhood and more than 1.8 million business listings and government services nationwide. Neighborhood details include information on population size, income levels, crime, weather trends, and more. Additionally, consumers can search, filter, and map the following:

•	Schools: More than 75 data points on individual schools, including school district boundaries, student-teacher ratio, average class size, and more

•	Attraction and Recreation: Parks, theaters, swimming pools, stadiums and athletic fields, public golf courses, casinos, wineries, tourist attractions, bowling centers, video rentals, convention centers, museums, race tracks, zoos, gyms, and amusement parks

•	Restaurants and Nightlife: Types of food and eateries, from delis and cafes to fine dining, along with coffee shops, ice cream parlors, and night clubs

•	Shopping and Personal Services: Department stores, dry cleaners, laundromats, banks, pharmacies, grocery stores, liquor stores, hardware stores, and more

•	Public Services and Transportation: Court houses, public libraries, police and fire departments, post offices, airports, and railroads

•	Real Estate: Extensive data, photos, and virtual tours on homes for sale from the nation’s leading Multiple Listing Services as well as recently sold homes

HomePages is free to consumers and does not require any software installation, download, or registration. The site is available today at www.homepages.com.

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About HomePages

HomePages™ (www.homepages.com) gives consumers a complete picture of where they want to live in a way they have never seen before. This lifestyle and neighborhood-centric site combines detailed neighborhood information (community demographics, crime stats, school details, parks and recreation, and local amenities and services) with searchable aerial imagery and integrated home listings to help consumers make the best decision about buying or selling a home. HomePages was developed by HouseValues Inc. (NASDAQ: SOLD), to provide consumers and real estate professionals with the information and tools they need for success throughout the home buying and selling process.

About HouseValues Inc.

Founded in 1999, HouseValues Inc. (Nasdaq: SOLD) provides consumers and real estate professionals with the information and tools they need for success throughout the home buying and selling process. The company’s flagship consumer products include HomePages.com™, a lifestyle and neighborhood-centric home buying and selling service; HouseValues.com®, a service that provides home sellers with market valuations of their current home; and JustListed.com™, a service that alerts home buyers as soon as new homes hit the market that meet their criteria.

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SOLD: CORPORATE